Exhibit 99.2

Response Biomedical Corp. Announces New Hire
Mr. Tim Shannon as Senior Vice President, World Wide Sales & Marketing

FOR IMMEDIATE RELEASE

VANCOUVER, British Columbia – July 26, 2012 - Response Biomedical Corp. (TSX: RBM, OTCBB: RPBIF) is pleased to announce Mr. Tim Shannon joined Response on July 25th, 2012 as Senior Vice President, World Wide Sales and Marketing.

“We are delighted that Tim has agreed to join us in this new position”, said Mr. Jeffrey Purvin, Chief Executive Officer. “Tim’s background and experience is perfectly suited to help drive the sales and marketing strategies at Response.”

Mr. Shannon has 25 years of experience in sales and marketing of medical devices and services.  He has held senior management positions at successful companies ranging in size and stage from Fortune 50 to pre-commercialization start-up endeavors.

Mr. Shannon most recently held the position of Vice President, Vascular at Teleflex, Inc. where he was responsible for the management of its $225M vascular access portfolio.  While at Teleflex, Inc., he led a team of 100+ employees and was directly responsible for driving strategic initiatives that produced a 14.2% year over year Divisional revenue growth performance in the first quarter of 2012.  Previously, he was the Vice President of Worldwide Sales and Marketing at Svelte Medical Systems, President of Mentice, Inc., Vice President of Sales for North America and Europe at VisualSonics, Inc. and Vice President of Worldwide Sales at Datascope Corp.  Mr. Shannon brings a tremendous amount of Global Sales, Marketing and Operational Management experience to Response Biomedical Corp.

Further information on the Company can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

About Response Biomedical

Response Biomedical develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a new paradigm in diagnostics that provides high sensitivity and reliable information in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack and congestive heart failure through our commercial partners and distributors.

In the non-clinical market, RAMP® Tests are currently provided for the environmental detection of West Nile Virus, and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response Biomedical is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About the RAMP® Reader and RAMP® 200 reader

The RAMP® enabling platform is a portable scanning fluorescence quantitative analysis platform for near patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 reader has innovative design features, including the multi-port capability to run 18 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on our proprietary RAMP® technology can be found at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding the new hire of the Senior Vice President, World Wide Sales and Marketing.

These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. We do not undertake to update any forward-looking statements.

Contacts

Response Biomedical Corp.:
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com